Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the incorporation by reference in this Offering Statement on Form 1-A of Masterworks Vault 3, LLC of the fair market value appraisal report effective April 16, 2026, relating to the artwork beneficially owned by Series 538. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York
October 20, 2026